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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            INVESCO TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade New York Municipals (the "Fund") was held on August 29, 2014. The Meeting was held for the following purposes:

(1). Elect four Class I Trustees, three by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2016 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes      Votes    Votes
Matter                                                 For      Against  Abstain
------                                              ---------- --------- -------
(1). Albert R. Dowden.............................. 15,913,322   971,485 542,280
     Dr. Prema Mathai-Davis........................ 15,799,443 1,117,856 509,788
     Raymond Stickel, Jr........................... 15,904,860   981,929 540,298
     Hugo F. Sonnenschein/(P)/.....................        904         0       0

(2). Elect five Class II Trustees, four by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2017 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes      Votes    Votes
Matter                                                 For      Against  Abstain
------                                              ---------- --------- -------
(2). David C. Arch................................. 15,843,160 1,031,782 552,145
     Dr. Larry Soll................................ 15,860,250 1,029,133 537,704
     Philip A. Taylor.............................. 15,937,614   941,570 547,903
     Suzanne H. Woolsey............................ 15,853,821 1,081,073 492,193
     Frank S. Bayley/(P)/..........................        904         0       0

(3). Elect five Class III Trustees by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2015 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes      Votes    Votes
Matter                                                 For      Against  Abstain
------                                              ---------- --------- -------
(3). James T. Bunch................................ 15,790,979 1,007,575 628,533
     Bruce L. Crockett............................. 15,809,574   992,181 625,332
     Rodney F. Dammeyer............................ 15,840,156 1,070,635 516,296
     Jack M. Fields................................ 15,919,927 1,061,930 445,230
     Martin L. Flanagan............................ 16,046,865   937,968 442,254

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/(P)/  Election of Trustee by preferred shareholders only.